Exhibit 10.3

1999 Bryan Street
Floor 35
Dallas, TX 75201
USA

May 8, 2024
Mr. Venkatesh Nathamuni

Delivered via e-mail

Jacobs is embarking on a new and bold strategy that enables us to deliver purpose driven and technology enabled solutions to our clients. This strategy requires that we have a culture of inspiration, inclusion, and innovation and that we have a strong leadership team to drive and implement our bold strategy. I am pleased to confirm our offer to you to join us at Jacobs Solutions Inc. as Executive Vice President and Chief Financial Officer (CFO). You will report directly to me and will be a key member of the Executive Leadership Team who will lead and drive this important strategy to create our future. We are excited about the vision, capabilities, and leadership that you will bring to Jacobs.

Below are the compensation elements offered to you for the EVP and CFO role:
•Date of hire is anticipated to be June 3, 2024 upon acceptance of the terms and conditions outlined in this letter and the attached Employee Acceptance Statement.
•Biweekly pay rate of $24,038 for an annual starting salary of $625,000. Compensation is reviewed annually and is based on individual performance and market competitiveness. The position is classified as exempt.
•Participation in Jacobs’ Leadership Performance Plan (LPP) with an incentive target of 100% of your base salary ($625,000).  Your fiscal year (“FY”) 2024 opportunity will not be prorated, meaning you will be paid based on the LPP’s established performance metrics for corporate functions as though you were with Jacobs the entirety of FY2024.  Annual incentives are based on position and are subject to performance and other requirements as described in the terms and conditions of the plan.
•A FY2024 Leadership Long Term Incentive (LLTI) award of $1,750,000, as approved by the Board. Per practice for executives at your level, 40% of the LTI value ($700,000) will be granted as restricted stock units (RSUs) and 60% of the LTI value ($1,050,000) will be granted as performance stock units (PSUs). All stock grants are subject to your acceptance of the associated restricted covenants outlined for stock grants at Jacobs. Below is the breakout of both RSUs and PSUs:
Restricted Stock Units (RSUs) - $700,000 will be granted on your first day of employment and will vest 25% on each anniversary of the grant date, subject to your continued employment. The specific number of RSUs will be determined based on the closing stock price on the grant date.
Performance Stock Units (PSUs) - $1,050,000 Performance Stock Units (PSUs) with a three-year performance period ending November 2026 based on the same performance targets as the fiscal year 2024 grants provided to the Company’s senior management in November 2023.
•A sign-on bonus of $500,000 in the form of Restricted Stock Units (RSUs), as approved by the Board, will be granted on your first day of employment, with 50% vesting after one year and the remaining 50% vesting after the second year from the grant date. This grant is also subject to your acceptance of the associated restricted covenants.

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•A cash sign-on bonus of $150,000 paid to you within 30 days of your start date with Jacobs. If you should voluntarily resign prior to June 2025, you agree to repay Jacobs 50% of your sign on bonus.
•Eligibility to participate in the Jacobs’ Executive Deferral Plan (EDP), subject to the terms and conditions of the plan. This voluntary plan is reserved for a select group of management and highly compensated employees. The Executive Deferral Plan is a “non-qualified” plan which assists participants in achieving retirement income objectives in a tax efficient way. Current tax laws limit the amount of compensation that employees can tax defer under “qualified” benefit programs, such as a 401(k) plan. The EDP allows mid-year hires to defer up to 50 percent of their base pay and 100% of LTI awards, and in November for the annual enrollment process you can also defer up to 50 percent of your annual bonus. We will provide you with enrollment materials separately from this letter.  If you are interested in deferring your LTI awards this year, you must make your election prior to your start date.  Otherwise, base salary deferral elections must be made during your first 30 days of employment. All elections, once made, are irrevocable until the next EDP plan year enrollment and elections period; we encourage you to obtain your own tax advice relative to whether to participate and at what deferral levels in the EDP.
• Participation in the US-based employee benefits program described in the enclosed benefits brochure.
•As an EVP, you will be a participant in our Personalized Paid-Time Off program and eligible for an annual executive physical and financial services through AYCO.

As approved by the Human Resources and Compensation Committee of the Board, you will also be eligible, subject to its terms, for the Jacobs Solutions, Inc. Executive Severance Plan (“Executive Severance Plan”), attached.

Please review the enclosed Employee Acceptance Statement, which notes our conditions of employment and your rights and responsibilities. None of the provisions of this letter or any other Jacobs’ policy or procedure will be construed as an employment agreement.  Jacobs is an employer-at-will, wherein either party may terminate the employment relationship with or without cause at any time.

If you agree to the foregoing terms of employment and accept this conditional offer, please accept this offer by May 13, 2024.  By accepting this offer you also acknowledge that you are not relying on any promises or representations other than those set forth above in deciding to accept this conditional offer of employment.

Venk, we are very pleased at the prospect of you joining Jacobs, and I look forward to your enterprise-wide leadership and the contributions you will make towards Jacobs’ future success.

Sincerely,

/s/ Bob Pragada

Bob Pragada
Chief Executive Officer

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Please sign, date, and return your acceptance to Shelie Gustafson at shelie.gustafson@jacobs.com.

I hereby accept the terms and conditions of this offer letter.

/s/ Venkatesh Nathamuni                    May 12, 2024
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Venkatesh Nathamuni                            Date

ATTACHMENTS:
2024 Benefits Guide
2024 Holiday Schedule
FY24 LTI and LPP Brochures
Executive Deferral Plan
Executive Severance Policy

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EMPLOYEE ACCEPTANCE STATEMENT

The following information addresses Jacobs’ employment requirements and your rights and responsibilities. Jacobs is an employer at will; wherein, either party may conclude the employment relationship at any time.

Equal Employment Opportunity
Jacobs provides a workplace free of discrimination and harassment. Our Equal Employment Opportunity and Affirmative Action Programs promote equality in the design and administration of personnel actions, such as recruitment, compensation, benefits, transfers and promotions, training, and social and recreational programs. These activities shall be administered equitably without regard to race, color, religion, gender, national origin, age, sexual orientation, gender identity, disability, veteran status or any other characteristic protected by country, regional or local law.

Any employee with questions or concerns about any type of discrimination in the workplace is encouraged to bring these issues to the attention of his/her immediate supervisor, the Human Resources Department, the Compliance Officer and/or the Integrity Hotline. Employees can raise concerns and make reports without fear of reprisal. Anyone found to be engaging in any type of unlawful discrimination will be subject to disciplinary action up to and including termination of employment.

References
Employment is conditional upon completion of an application of employment. Employment is also conditional upon satisfactory reference checks and/or background screening, as appropriate. You authorize any and all persons, schools, companies, and other organizations to supply Jacobs with any information they have concerning you as it relates to employment eligibility and qualifications and release them from liability with respect thereto. You agree that if Jacobs finds any misrepresentation or is dissatisfied with the results of any portion of this review, any offer of employment may be withdrawn or employment terminated.

Employment Eligibility
As a requirement of the U.S. Immigration Reform and Control Act of 1986, all employees hired to work in the United States must show evidence of employment eligibility and identity. Employment is conditional upon your ability to verify your eligibility for employment with Jacobs in the United States. During the onboarding process, you will be asked to provide information and acceptable documents in order to complete the Form I-9, Employment Eligibility Verification.  The list of acceptable documents can be found on the form which can be found on the U.S. Citizenship and Immigration Services web site at http://www.uscis.gov/i-9.  Please be prepared to comply with this requirement within three (3) business days of starting work.

Drug-Free Workplace
You understand that in accordance with Jacobs’ policy, employment is conditional upon you passing a pre-employment drug screen prior to your start date.

Confidentiality and Business Conduct
As a further condition of employment and as part of your Onboarding process, you will be asked to read and acknowledge a Confidentiality Agreement and the Jacobs Code of Conduct.

31 Day Benefits Rule (Applies to Benefits-Eligible Employees only)
Due to Section 125 of the IRS Regulations, employees are required to enroll in benefits within 31 days of

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eligibility.  Your date of eligibility is your date of hire mentioned in the above letter.   Benefits are effective on the first of the month coincident with or following your date of hire.  You have 31 days from the date of your eligibility to enroll in benefits.  If you do not enroll by this deadline, you will waive your privilege to participate in those Jacobs benefits for which no enrollment election was made.  You will not be able to make any changes or elect benefits UNLESS you experience an IRS Qualified Life Event or during annual enrollment (generally held in the fall for an effective date of January 1).

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